Exhibit 99.1
For more information, please contact:

Company Contact:	Investor Relations Contact:
Mr. Fernando Liu	Mr. Athan Dounis
Chief Financial Officer	CCG Investor Relations
China Wind Systems, Inc.	Tel: +1-646-213-1916
Tel: + 86-13761347367	Email: athan.dounis@ccgir.com
Email: fol@chinawindsystems.com	Web: www.ccgirasia.com
Web: www.chinawindsystems.com

China Wind Systems, Inc. Reports First Quarter 2011 results

•	Net income increased 37% year-over-year to $2.7 million, or $0.10 per diluted share

Wuxi, Jiangsu Province, China – May 16, 2011 – China Wind Systems, Inc. (NASDAQ: CWS), (“China Wind Systems” or the “Company”), a leading supplier of forged rolled rings and other forged components to the wind power and other industries and industrial equipment primarily to the textile industry in China, today announced its financial results for the three months ended March 31, 2011.

First Quarter 2011 Financial Highlights

•	Revenue increased 4.3% year-over-year to $17.6 million
•	Revenue from the sale of forged products to the wind power and other industries increased 13.2% year-over-year to $13.4 million, or 76.4% of revenue
•	Revenue from the sale of forged products exclusively to the wind power industry increased 46.5% year-over-year to $10.2 million, or 58.0% of revenue
•	Operating income increased 24.1% year-over-year to $3.6 million
•	Net income increased 36.9% to $2.7 million, or $0.10 per diluted share

“During the first quarter of 2011, sales to the wind power industry increased as we expanded our customer base and delivered large scale orders of forging equipment used in the wind power industry. As a result of our increased focus on the wind power segment, sales of our forging equipment to other industries continued to soften. In addition, the decrease in revenue from the sale of dyeing and finishing equipment reflects the business cycle as well as delays in purchasing new equipment designed to meet stricter environmental standards imposed by the Chinese government as textile manufacturers evaluate both their projected business in uncertain economic times and new equipment designed to meet the new standards.  Longer-term, we believe the new policies will generate a demand for our next generation dye machine models that were introduced in November 2010, which we believe meets the new standards,” commented Mr. Jianhua Wu, Chairman and Chief Executive Officer of China Wind Systems. “During the quarter, we continued our efforts to capitalize on the attractive growth opportunities in the clean energy sector. We recently received two follow-on purchase orders of solar chamber subassemblies worth $1.1 million.”

First Quarter 2011 Results

Revenue for the first quarter of 2011 increased 4.3% to $17.6 million, compared to $16.8 million in the same period of 2010. The increase was attributable to the increase in revenue from forged rolled rings and related products segment, partially offset by a decline in revenue from the dyeing and finishing equipment segment.  This decline was largely due to the business cycle and customer delays in purchasing new equipment designed to meet the PRC government’s mandatory environmental protection policies, which require companies in the textile industry to use more energy efficient machinery with lower carbon emissions.

Revenue from the sale of forged rolled rings to the wind power industry and other industries grew 13.2% to $13.4 million, or 76.4% of revenue, compared to $11.8 million, or 70.4% of net revenue, in the same period last year.

Revenue from the sale of forged rolled rings exclusively to the wind power industry rose 46.5% to $10.2 million, representing 58.0% of revenue, compared to $7.0 million, or 41.3% of revenues in the comparable period last year.

Revenue from the sale of forged rolled rings to other industries decreased 33.9% to $3.2 million, or 18.4% of revenue, compared with $4.9 million for the comparable period of the prior year.

Revenue from the Company’s dyeing and finishing equipment segment decreased 16.9% to $4.1 million, or 23.6% of net revenues, compared to $5.0 million, or 29.6% of revenue, for the first quarter of 2010.

Gross profit for the first quarter of 2011 increased 3.1% to $4.6 million, compared to $4.4 million for the same period in 2010. Gross margin slightly decreased to 25.9% during the first quarter of 2011 compared to 26.2% for the same period a year ago. The decline in gross margin was mainly due to an increase in costs of raw materials and labor, which could not be fully passed on to the Company’s customers in a timely manner. Gross margins for the Company’s forged rolled rings and other components and dyeing and finishing equipment were 27.4% and 21.1%, respectively, during the first quarter of 2011.

Operating expenses decreased 38.5% to $0.9 million, compared to $1.5 million in the comparable period last year, as a result of lower selling, general, and administrative expenses related to a bad debt recovery and decreased stock-based compensation.

Operating income increased 24.1% to $3.6 million, compared to $2.9 million for the same period of 2010. Operating margin was 20.7% compared to 17.4% in the first quarter last year.

Net income increased 36.9% to $2.7 million, compared to $1.9 million in the comparable period last year. Basic earnings per share in 2011 and 2010 were $0.14 and $0.11, respectively. Basic earnings per share were calculated using basic weighted average shares of 18,925,959 and 17,252,799 for the three months ended March 31, 2011 and 2010, respectively. Diluted earnings per share were $0.10, compared to $0.08 in the same period of 2010. Diluted earnings per share were calculated using diluted weighted average shares of 25,655,436 and 25,395,026 for the three months ended March 31, 2011 and March 31, 2010, respectively.

Financial Condition

As of March 31, 2011, China Wind Systems held cash and cash equivalents of $1.3 million, up from $0.9 million at December 31, 2010.  Accounts receivable were $6.2 million and total current assets of $15.5 million. The Company had $1.2 million in short-term loans payable, no long-term debt and stockholders’ equity stood at $66.0 million. In the three months ended March 31, 2011, the Company generated $3.4 million in cash flow from operations.

The Company’s planned capital expenditures for 2011 mainly relate to purchase of manufacturing equipment for its new solar segment and maintenance expenditures for its forged rolled rings and dying equipment segment.  The Company plans to finance these expenditures with cash flow from operations.

Business Outlook

China Wind Systems delivered sample product units used in the solar power industry over the past few months. Following successful inspection and approval by its customer, the Company received a total of two purchase orders for approximately $1.1 million from its customer to deliver solar chamber subassemblies. The Company will supply these units of solar chamber subassemblies by June 2011.

The Company is currently producing subassemblies for equipment used in the wafer production of multi crystalline silicon products and plans to roll out products used for mono crystalline silicon products over the next few months. The Company expects the market for the mono crystalline silicon products to present a significant growth opportunity in the next 12-18 months time frame. In 2011, the Company plans to purchase new manufacturing equipment to enhance efficiency and ramp up production of its solar segment.

“We are confident that sales of our next generation air dyeing machines, which meet the PRC government’s environmental standards, will continue to grow. In the coming quarters, we expect to see increased sales of our new dye machine models,” commented Mr. Wu. “We will continue to focus on the wind energy sector and work with our existing and potential customers to maintain our market position despite the difficult pricing environment. We are also pleased with our co-operation with our first customer in the solar industry and are excited about the growing opportunities in the clean energy sector both domestically and internationally.”

Conference Call

China Wind Systems will conduct a conference call at 8:00 a.m. Eastern Time on Tuesday, May 17, 2011 to discuss results for the first quarter and fiscal year 2011.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial (706) 643-0585. When prompted, please enter conference passcode: 65642121.

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on May 17, 2011 at 11:00 a.m. ET. To access the replay, dial (800) 642-1687. International callers dial (706) 645-9291, and enter passcode: 65642121.

About China Wind Systems, Inc.

China Wind Systems, Inc. is a profitable, rapidly growing supplier of precision forged components primarily to the wind industry in China - the world's leading wind-power market. The Company also supplies forged and other components and fabricated products to other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2010 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended March 31, 2011. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,252,597	$947,177
Notes receivable	213,087	50,593
Accounts receivable, net of allowance for doubtful accounts	6,175,107	8,207,797
Inventories, net of reserve for obsolete inventory	4,577,077	3,371,128
Advances to suppliers	625,902	333,923
Prepaid VAT on purchases	2,521,987	2,759,763
Prepaid expenses and other	140,325	36,338

Total Current Assets	15,506,082	15,706,719

PROPERTY AND EQUIPMENT - net	56,764,932	54,742,993

OTHER ASSETS:
Land use rights, net	3,768,575	3,767,159

Total Assets	$76,039,589	$74,216,871

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$1,217,637	$1,814,937
Accounts payable	6,640,657	7,660,768
Accrued expenses	662,519	526,006
VAT and service taxes payable	-	81,614
Advances from customers	314,468	236,004
Income taxes payable	1,157,599	1,331,713

Total Current Liabilities	9,992,880	11,651,042

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value (60,000,000 shares authorized, all of which were designated as series A convertible preferred, 15,622,625 and 16,205,268 shares issued and outstanding
at March 31, 2011 and December 31, 2010, respectively)	15,622	16,205
Common stock ($0.001 par value; 150,000,000 shares authorized;
19,123,392 and 18,751,128 shares issued and outstanding
at March 31, 2011 and December 31, 2010, respectively)	19,123	18,751
Additional paid-in capital	26,989,156	26,579,053
Retained earnings	31,736,903	29,264,152
Statutory reserve	1,850,606	1,658,197
Accumulated other comprehensive gain - foreign currency translation adjustment	5,435,299	5,029,471

Total Stockholders' Equity	66,046,709	62,565,829

Total Liabilities and Stockholders' Equity	$76,039,589	$74,216,871

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

`	For the Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
REVENUES	$17,566,380	$16,840,682

COST OF REVENUES	13,013,774	12,423,987

GROSS PROFIT	4,552,606	4,416,695

OPERATING EXPENSES:
Depreciation	80,587	82,955
Selling, general and administrative	831,801	1,401,376

Total Operating Expenses	912,388	1,484,331

INCOME FROM OPERATIONS	3,640,218	2,932,364

OTHER INCOME (EXPENSE):
Interest income	712	1,244
Interest expense	(29,702)	(74,919)
Foreign currency loss	(1,457)	(1,859)
Other income	8,650	-

Total Other Income (Expense)	(21,797)	(75,534)

INCOME BEFORE INCOME TAXES	3,618,421	2,856,830

INCOME TAXES	953,261	910,293

NET INCOME	$2,665,160	$1,946,537

COMPREHENSIVE INCOME:
NET INCOME	$2,665,160	$1,946,537

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	405,828	7,270

COMPREHENSIVE INCOME	$3,070,988	$1,953,807

NET INCOME PER COMMON SHARE:
Basic	$0.14	$0.11
Diluted	$0.10	$0.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	18,925,959	17,252,799
Diluted	25,655,436	25,395,026

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,665,160	$1,946,537
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	1,177,002	584,646
Amortization of debt discount to interest expense	-	44,993
Amortization of land use rights	22,428	21,618
(Decrease) Increase in allowance for doubtful accounts	(7,145)	251,496
Stock-based compensation expense	84,892	286,320
Changes in assets and liabilities:
Notes receivable	(161,698)	102,808
Accounts receivable	2,085,825	(1,075,263)
Inventories	(1,181,083)	(1,095,615)
Prepaid value-added taxes on purchases	254,544	(489,189)
Prepaid and other current assets	(103,842)	137,756
Advances to suppliers	(289,011)	(110,779)
Accounts payable	(1,065,108)	1,141,572
Accrued expenses	133,298	(212,230)
VAT and service taxes payable	(81,892)	78,994
Income taxes payable	(182,032)	(67,074)
Advances from customers	76,741	185,517

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,428,079	1,732,107

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,846,586)	(2,810,860)

NET CASH USED IN INVESTING ACTIVITIES	(2,846,586)	(2,810,860)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	758,794	-
Repayment of loans payable	(1,365,830)	(330,000)
Proceeds from sale of common stock	125,000	-
Proceeds from exercise of warrants	200,000	1,600,000

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(282,036)	1,270,000

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	5,963	360

NET INCREASE IN CASH AND CASH EQUIVALENTS	305,420	191,607

CASH AND CASH EQUIVALENTS - beginning of year	947,177	2,278,638

CASH AND CASH EQUIVALENTS - end of period	$1,252,597	$2,470,245

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$29,702	$32,069
Income taxes	$1,135,294	$977,367

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Series A preferred converted to common shares	$936	$-
Common stock issued for prior and future service	$-	$7,470

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